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Exhibit 5.1

[Downey Brand LLP letterhead]

March 13, 2013

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

Re:	Central Valley Community Bancorp
Registration Statement on Form S-4

Ladies and Gentlemen:

We refer to the registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission by Central Valley Community Bancorp, a California company (the "Company"), relating to the registration of the issuance of 1,262,858 shares of the Company's Common Stock (the "Shares") to be issued in connection with the Company's merger agreement among the Company, the Company's subsidiary Central Valley Community Bank, and Visalia Community Bank.

We have examined the corporate records and documents of the Company as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the issuance of the Shares being registered pursuant to the Registration Statement was duly authorized and the Shares are validly issued, fully paid and non-assessable.

We consent to filing of this opinion as an exhibit to the Registration Statement. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,
/s/ Downey Brand Downey Brand LLP

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  Exhibit 5.1